Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 18, 2009, relating to the consolidated financial statements of Transdel Pharmaceuticals, Inc. (the “Company”) as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2008 and for the period from July 24, 1998 (date of inception) through December 31, 2008, which report is included in Transdel Pharmaceuticals, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2008.
/s/ KMJ CORBIN & COMPANY LLP
Costa Mesa, California
May 11, 2009

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